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                                                                       Exhibit 6



                   [LETTERHEAD OF RESTORATION HARDWARE, INC.]


                                                              March 22, 2001

To the Investors listed on the
List of Investors attached as Schedule A to the Amended and Restated Series A and B Preferred Stock Purchase Agreement, dated as of March 21, 2001 (the "Stock Purchase Agreement")


                  Re:      Side Letter Regarding Certain Notices

Ladies and Gentlemen:

Reference is made to the Stock Purchase Agreement, and defined terms used in this letter but not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement.

Restoration Hardware, Inc. (the "Company") agrees that it will promptly notify each of the Principal Investors in writing of any conversions of Series A Preferred Stock into shares of common stock, provided that the Company shall not be required to send such notices more than once in any calendar month, unless one or more Principal Investors reasonably requests additional notice in writing.

Each Investor holding information rights under Section 1 of the Amended and Restated Investor Rights Agreement, dated as of March 21, 2001, attached as Exhibit C to the Stock Purchase Agreement further agrees to notify the Company in writing promptly upon its ceasing to be entitled to information rights.

The agreements, obligations and undertakings of the Company and the Investors contained in this letter are agreed to be mutual, and this letter will be of no force or effect unless countersigned by each of the Investors. Once countersigned by each of the Investors, the Company and the Investors shall hereby have amended that certain letter, dated March 22, 2001, executed between them (the "Original Letter"), such that as of the date hereof the Original Letter shall be of no further force or effect. If this letter is in accordance with your understanding of
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To the Principal Investors
March 22, 2001
Page 2


the matters contained herein, please countersign where indicated and return to me at the address above.



                                                   Best regards,



                                                   ----------------------------
                                                   Gary Friedman
                                                   Chief Executive Officer
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To the Principal Investors
March 22, 2001
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Side Letter Regarding Certain Notices

Agreed and Accepted:


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